Exhibit 99.1

Duke Energy Carolinas

Summary of Revised Settlement Agreement on Proposed Base Rate Increase in South Carolina

Docket 2011-271-E

Background

•                  On August 5, 2011, Duke Energy Carolinas filed a rate case with the Public Service Commission of South Carolina (PSCSC) to request an average 15 percent increase in retail revenues, or approximately $216 million

•                  Based upon 11.5% return on equity (ROE) and a 53% equity component of the capital structure

•                  On November 14, 2011, ORS, who represents South Carolina consumers, recommended a rate increase of approximately $91 million

•                  Based upon 10.5% ROE and a 53% equity component of the capital structure

•                  On November 30, 2011, Duke Energy Carolinas reached agreement with the ORS

•                  Based upon allowed ROE of 10.5% and 53% equity component of the capital structure

•                  Duke Energy Carolinas agrees to forgo a general rate case filing in 2012 and 2013.  Earliest general rate case filing will be in 2014, using a 2013 test year with rates effective no sooner than February 2015

•                  In exchange for stay-out provision, base rates will be updated annually in 2013 and 2014 for certain capital spending, not to exceed a cumulative $80 million revenue increase

•                  On December 7, 2011, Duke Energy Carolinas filed a revised agreement with the PSCSC

•                  Agreement still includes ORS but has been revised to (1) also include Wal-Mart Stores East, LP and Sam’s East, Inc., intervenors to the proceeding, and (2) remove the general rate case stay-out provision and the capital spending base rate adjustment

•                  As a result, Duke Energy Carolinas expects to file a general rate case with the PSCSC in 2012 for rates in effect in early 2013

Major Components of Revised Settlement

•                  Annualized base rate increase of approximately $92.8 million (43% of requested $216 million total)

•                  Based upon allowed ROE of 10.5% and 53% equity component of the capital structure

•                  The Company will make a one-time donation of approximately $4 million to AdvanceSC, an economic development fund

•                  Changes BPM profit sharing from 50/50 (50% to AdvanceSC for economic development, low income assistance, education initiatives, and existing manufacturing support and 50% to the Company) to 90/10 (50% to AdvanceSC, 40% to customers, and 10% to the Company)

•                  Settlement subject to the review and approval by the PSCSC

•                  An evidentiary hearing commenced today, December 7, 2011

Estimated Rate Increase Impacts to Customer Bills:

($ in Millions)	2012
Annualized Increase to Base Rates	$93
Cumulative Net Increase ($)	$93
Cumulative Net Increase (%)	6.0%

Note 1 — 2012 increase in base rates expected to be effective February 2012